EXHIBIT 99.1

CONTACTS

From: Anthony J. DeFazio	For: Brian D. Jones, Chief Financial Officer
DeFazio Communications, LLC	American Realty Capital Trust, Inc.
tony@defaziocommunications.com	bjones@arctreit.com
Ph: (484) 532-7783	Ph: (646) 937-6900

FOR IMMEDIATE RELEASE

American Realty Capital Trust Closes on Wells Fargo Interim Loan and Prepays Mortgage Debt

New York, New York, April 17, 2012 – American Realty Capital Trust, Inc. (“ARCT” or the “Company”) (NASDAQ: ARCT) today announced the closing on April 16, 2012, of a $200 million senior secured interim term loan led by Wells Fargo Bank, National Association. Proceeds from the loan were used to repay approximately $161.2 million of the Company’s outstanding mortgage indebtedness, related prepayment and other costs, and for general working capital purposes, including the repayment of approximately $23.8 million outstanding under the Company’s $220 million revolving credit facility with RBS Citizens, N.A. The Company expects the $200 million interim term loan to be replaced by a senior secured five-year term loan facility led by Wells Fargo Bank, National Association.

As a result of the mortgage prepayments, the Company’s:

•	annualized interest expense was reduced by $4.3 million; and
•	weighted-average interest rate on all borrowings was reduced from approximately 5.27% to approximately 4.42%.

“We are very pleased to have closed our interim term loan with Wells Fargo Bank,” commented William M. Kahane, Chief Executive Officer of ARCT, “and are looking forward to completing the new, five-year $200 million senior secured term loan led by Wells within the next few months.” Mr. Kahane went on to say, “This financing is a very important part of our plan to continue to reduce our cost of capital and provide the Company greater balance sheet flexibility.”

Brian D. Jones, the Company’s Chief Financial Officer, observed in connection with the interim term loan, “The lending environment today is very favorable for well-positioned borrowers like ARCT. We believe the execution of this loan reflects both the quality of our balance sheet as well as the strength of our strong credit single-tenant, net lease commercial portfolio.”

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company.

American Realty Capital Trust, Inc., a publicly traded Maryland corporation listed on The NASDAQ Global Select Market, is a leading self-administered real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a long-term basis to investment grade credit rated and other creditworthy tenants.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.

Additional information about the Company can be found on the Company’s website at www.arctreit.com.